Exhibit 10.7

SALE OF GOODS AGREEMENT

This Sale of Goods Agreement, dated as of September 9, 2021 (this “Agreement”), is entered into between [*] (“Seller”), and BitStream Mining LLC (“Buyer”, and together with Seller, the “Parties”, and each, a “Party”).

WHEREAS, Seller is in the business of selling premium ASIC mining products and equipment; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer the Goods. NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Sale of Goods. Seller shall sell to Buyer and Buyer shall purchase from Seller the goods set forth on Exhibit A (the “Goods”) in the quantities and at the Prices (as defined in Section 6) and upon the terms and conditions set forth in this Agreement.

2.	Shipment.

(a) Seller shall ship the Goods to Buyer using Seller’s standard methods for packaging and shipping such Goods. All costs associated with delivery shall be negotiated based on the best available rates at the time of delivery. All costs associated with delivery shall be paid by Buyer and are due prior to shipment.

(b) Seller may, in its sole discretion, without liability or penalty, make partial shipments of Goods to Buyer. Each shipment will constitute a separate sale, and Buyer shall pay for the units shipped whether such shipment is in whole or partial fulfillment of the quantity purchased under this Agreement.

3.	Delivery.

(a) The goods will be delivered within a reasonable time after the date of this Agreement, subject to availability of the Goods. Seller shall not be liable for any delays, loss or damage in transit.

(b) If for any reason Buyer fails to accept delivery of any of the Goods on the date fixed pursuant to Seller’s notice that the Goods have been delivered at the Delivery Point, or if Seller is unable to deliver the Goods at the Delivery Point on such date because Buyer has not provided appropriate instructions, documents, licenses or authorizations: (i) risk of loss to the Goods shall pass to Buyer; (ii) the Goods shall be deemed to have been delivered; and (iii) Seller, at its option, may store the Goods until Buyer picks them up, whereupon Buyer shall be liable for all related costs and expenses (including, without limitation, storage and insurance).

4. Non-Delivery. The quantity of any installment of Goods as recorded by Seller on dispatch from Seller’s place of business is conclusive evidence of the quantity received by Buyer on delivery unless Buyer can provide conclusive evidence proving the contrary. Seller shall not be liable for any non-delivery of Goods (even if caused by Seller’s negligence) unless Buyer gives written notice to Seller of the non-delivery within three (3) days of the date when the Goods would in the ordinary course of events have been received. Any liability of Seller for non-delivery of the Goods shall be limited to delivering the Goods within a reasonable time or adjusting the invoice respecting such Goods to reflect the actual quantity delivered.

5. Seller Inspection. Seller shall inspect the Goods prior to shipment (“Seller Inspection Period”). If the Seller determines the Goods contain material defects, the Seller shall notify the Buyer regarding the Goods within twenty-four hours of inspection. If the Seller determines the Goods are free of material defects, the Seller shall then test and package the Goods over a two-week period to ensure they are in working order and otherwise substantially conform to the description and documentation provided to Buyer by Seller (“Testing Period”). If the Goods fail the testing procedures during the Testing Period but the Seller determines that the Goods can be sufficiently repaired, Seller shall repair the Goods within the Testing Period and if feasible will include the repaired Goods in the shipment contemplated by this Agreement. Notwithstanding the foregoing, if the Goods fail the testing procedures during the Testing Period and the Seller determines that the Goods cannot be sufficiently repaired prior to the end of the Testing Period, Seller will exclude the non-repairable Goods from the shipment and will refund the price of the non-repairable Goods to the Buyer. If Seller determines that all Goods are non-repairable before the Goods have been shipped, Seller shall refund to Buyer any portion of the Price already paid by Buyer.

6. Price. Buyer shall purchase the Goods from Seller at the price (the “Price”) set forth in Exhibit A. Buyer shall pay all costs of delivery separately, due prior to shipment of the Goods.

7. Payment Terms. Buyer shall pay 30% of the Price by wire transfer and in US dollars on or before 2:00 P.M. CST on September 10th, 2021. Buyer shall pay the remaining 70% of the Price to Seller by wire transfer and in US dollars within twenty-four hours of Seller’s approval of the Goods after the Seller Inspection Period. If Seller determines during the Seller Inspection Period that the Goods contain material defects, Seller has the right to cancel the shipment and the Seller will refund the Buyer the 30% of the Price paid on or before 2:00 P.M. CST on September 10th, 2021. Buyer shall make all payments hereunder by wire transfer/check/credit card and in US dollars. Buyer shall pay interest on all late payments at the lesser of the rate of 1.5% per month or the highest rate permissible under applicable law, calculated daily and compounded monthly. Buyer shall reimburse Seller for all costs incurred in collecting any late payments, including, without limitation, attorneys’ fees.

8. No Setoff. Buyer shall not, and acknowledges that it will have no right, under this Agreement, any other agreement, document or law, to withhold, offset, recoup or debit any amounts owed (or to become due and owing ) to Seller or any of its affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by Seller or its affiliates, whether relating to Seller’s or its affiliates’ breach or non-performance of this Agreement or any other agreement between Buyer or any of its affiliates, and Seller or any of its affiliates, or otherwise.

9.	Warranties.

(a) Seller warrants to Buyer that the Goods will materially conform to the specifications set forth in Exhibit A attached herein, or Seller’s published specifications in effect as of the date of this Agreement and to the knowledge of Buyer will be free from material defects in material and workmanship.

(b) EXCEPT FOR THE WARRANTY SET FORTH IN SECTION 10(A), SELLER MAKES NO WARRANTY WHATSOEVER WITH RESPECT TO THE GOODS, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (c) WARRANTY OF TITLE; OR (d) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

(c) Products manufactured by a third party (“Third-Party Product”) may constitute, contain, be contained in, incorporated into, attached to or packaged together with, the Goods. Third-Party Products are not covered by the warranty in Section 10(a). For the avoidance of doubt, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY THIRD-PARTY PRODUCT, INCLUDING ANY (a) WARRANTY OF MERCHANTABILITY; (b) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (c) WARRANTY OF TITLE; OR (d) WARRANTY AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY; WHETHER EXPRESS OR IMPLIED BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE.

(d) The Seller shall not be liable for a breach of the warranty set forth in Section 10(a) if: (i) Buyer makes any further use of such Goods after giving written notice to Buyer; (ii) the defect arises because Buyer failed to follow Seller’s oral or written instructions as to the storage, installation, commissioning, use or maintenance of the Goods; or (iii) Buyer alters or repairs such Goods without the prior written consent of Seller.

(e) Subject to Section 10(d) above, with respect to any such Goods subject to Section 10(a), Seller shall, in its sole discretion, either: (i) repair or replace such Goods (or the defective part) or (ii) credit or refund the price of such Goods at the pro-rata contract rate provided that, if Seller so requests, Buyer shall, at Seller’s expense, return such Goods to Seller.

(f) THE REMEDIES SET FORTH IN SECTION 10(f) SHALL BE THE BUYER’S SOLE AND EXCLUSIVE REMEDY AND SELLER’S ENTIRE LIABILITY FOR ANY BREACH OF THE LIMITED WARRANTY SET FORTH IN SECTION 10(a).

10.	Limitation of Liability.

(a) IN NO EVENT SHALL SELLER BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SELLER WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND (D) THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

(b) IN NO EVENT SHALL SELLER’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL AMOUNTS PAID TO SELLER FOR THE GOODS SOLD HEREUNDER LESS SHIPPING AND OTHER COSTS OF BUYER.

11. Compliance with Law. Buyer is in compliance with and shall comply with all applicable laws, regulations, and ordinances. Buyer has and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

12. Indemnification. Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party relating to any claim of a third party, or arising out of or occurring in connection with the products purchased from Seller or Buyer’s negligence. Buyer shall not enter into any settlement without Seller’s or Indemnified Party’s prior written consent.

13. Termination. In addition to any remedies that may be provided in this Agreement, Seller may terminate this Agreement with immediate effect upon written notice to Buyer, if Buyer: (i) fails to pay any amount when due under this Agreement; (ii) has not otherwise performed or complied with any of the terms of this Agreement, in whole or in part.

14. Confidential Information. All non-public, confidential or proprietary information of the Disclosing Party, including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts or rebates, disclosed by the Disclosing Party to the Receiving Party, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” in connection with this Agreement is confidential, solely for the use of performing this Agreement and may not be disclosed or copied unless authorized by the Disclosing Party in writing. Upon the Disclosing Party’s request, the Receiving Party shall promptly return all documents and other materials received from the Disclosing Party. The Disclosing Party shall be entitled to injunctive relief for any violation of this Section. This Section shall not apply to information that is: (a) in the public domain; (b) known to the Receiving Party at the time of disclosure; or (c) rightfully obtained by the Receiving Party on a non-confidential basis from a third party.

15. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, regarding such subject matter.

16. Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein shall survive the expiration or earlier termination of this Agreement; and (b) Sections 4, 10, 12, and 14 of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, shall survive the expiration or earlier termination of this Agreement.

17. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

18. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19. Amendments. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

20. Waiver. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

21. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise. Notwithstanding the previous sentence, the Parties intend that Buyer’s rights under Section 5, Section 9, and Section 10 are Buyer’s exclusive remedies for the events specified therein.

22. Assignment. Buyer shall not assign, transfer, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of Seller. Any purported assignment, transfer, delegation or subcontract in violation of this Section shall be null and void. No assignment, transfer, delegation or subcontract shall relieve Buyer of any of its obligations hereunder. Seller may at any time assign, transfer, delegate or subcontract any or all of its rights or obligations under this Agreement without Buyer’s prior written consent.

23. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

24. No Third-Party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

25. Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto are governed by, and construed in accordance with, the laws of the State of Texas, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Texas.

26. Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than the courts of the State of Texas. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in Travis County, Texas. Each Party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

27. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

28. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section 17, a signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

29. Force Majeure.

(a) Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of the Buyer to make payments to Seller), when and to the extent such failure or delay is caused by or results from acts beyond the control of the impacted Party (“Impacted Party”), including, without limitation, the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, epidemic, pandemic, health crisis, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; (h) shortage of adequate power or transportation facilities; and (i) other similar events beyond the control of the Impacted Party.

(b) The Impacted Party shall give notice to the other Party, within ten (10) days of the Force Majeure Event, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of sixty (60) days following written notice given by it under this Section 30, either Party may thereafter terminate this Agreement upon thirty (30) days’ written notice.

30. Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever. No relationship of exclusivity shall be construed from this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective authorized representatives.

BUYER:		SELLER:

BitStream Mining LLC		[*]

By :	/s/ M. Britt Swann	By: [*]
Printed Name:	M. Britt Swann	Printed Name: [*]
Title:	President	Title: [*]

Address for Notice:		Address for Notice:

BitStream Mining LLC		[*]
303 Pearl Parkway, Ste. 200 San Antonio, TX 78215
Facsimile:
Email:bswann@bitstreamusa.com

EXHIBIT A

●	The Goods described herein shall mean 5,000 units of used Canaan AvalonMiner 841 13th.

●	The Price described herein shall mean Two Hundred Seventy Five Dollars and no cents ($275.00) per unit, for a total Price of One Million Three Hundred Seventy Five Thousand Dollars and no cents ($1,375,000.00).